                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 11 of 20 Pages




                                                                 Exhibit 4
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                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 12 of 20 Pages




                               ROBERT L. DANIELS
                              20 University Road
                             Cambridge, MA  02138

                                          December 8, 1997
Alan L. Stanzler, Esq.
Davis, Malm & D'Agostine
One Boston Place
Boston, MA  02108

Dear Alan:

     This letter will confirm our agreement regarding the stock appreciation right ("SAR") I have granted to you with respect to 14,000 shares of the Common Stock of Project Software & Development, Inc. ("PSDI") owned by me. The SAR, which replaces the option I granted to you on October 2, 1996, shall be exercisable in whole or in part until the earlier of December 7, 2002 and the date on which I sell all of my PSDI shares.

     You may exercise your SAR with respect to any of the shares subject to this agreement by delivering to me a signed notice (the "Notice") specifying the number of shares as to which exercise is sought. I shall pay to you an amount equal to the number of shares set forth in the Notice multiplied by the difference between the Closing Price and $20 (the "Strike Price"). The Closing Price shall be the reported closing price for the shares of PSDI common stock on the day the notice is received. If there is no closing price for that day, then the closing price on the next day on which a closing price is reported shall be used. In the event that I sell all of my stock of PSDI, I shall notify you of the price per share of the sale and, at your request, I shall pay you the difference between the Closing Price on the day of the sale of my last PSDI shares and the Strike Price, multiplied by the number of shares then subject to the SAR.

     In the event of any stock splits or recapitalization, appropriate equitable adjustments shall be made to the number of shares and strike price subject to this SAR.

                                          Sincerely yours,
                                          /s/ Robert L. Daniels

                                          Robert L. Daniels

ACCEPTED AND AGREED:

/s/ Alan L. Stanzler
--------------------------
Alan L. Stanzler